Exhibit 99.1

SRA Announces Financial Results for Second

Quarter of Fiscal Year 2007

•	Revenue of $321 Million
•	Diluted EPS of $0.29, Including Gain on Sale of Mantas
•	Named for Eighth Straight Year to FORTUNE® List of “100 Best Companies to Work For”

FAIRFAX, Va. – January 31, 2007 – SRA International, Inc. (NYSE: SRX), a leading provider of technology and strategic consulting services and solutions to federal government organizations, today announced operating results for the second quarter of fiscal year 2007, which ended December 31, 2006.

Revenue for the quarter was $321.0 million, up 5% from $305.3 million in the December 2005 quarter. Operating income for the quarter was $22.1 million, and net income was $16.7 million. Diluted earnings per share for the quarter were $0.29, including a 3.8¢ gain from the sale of the Company’s interest in Mantas Inc.

Renny DiPentima, SRA President and Chief Executive Officer, stated, “While December quarter revenue exceeded our previous guidance, earnings per share was a penny below guidance. Challenging market conditions have led to contract delays and pricing pressure in both our Defense and Civil businesses, which in turn have significantly affected our growth outlook and profitability for the next two quarters.”

Chief Financial Officer Stephen Hughes added, “In the current environment, we continue to bid and pursue new opportunities, but contract awards and revenues have been pushed out and, as a result, near term operating margins and earnings are now below previous expectation.”

New Business Awards

The Company won new business in the second quarter with potential value of $281 million, if all options are exercised. The Company’s backlog of signed business orders is $3.7 billion, an increase of 16% over the December 2005 quarter.

Major highlights of competitive contract awards during the quarter include:

•	Department of Agriculture, Web-Based Supply Chain Management System. Under this five-year, $91 million contract, SRA will develop and maintain a system to support food assistance programs operated across the world. Services will include commercial off-the-shelf software integration, information security, operations and maintenance.

•	Environmental Protection Agency (EPA), Brownfields Program. SRA won two major recompete contracts for the EPA in the December quarter, both in support of the Brownfields Program. The contracts have a combined value of $51 million and involve technology and professional services such as enterprise architecture, systems development, program planning and communications.

•	Internal Revenue Service (IRS). The IRS awarded three recompete contracts and one new contract to SRA as a subcontractor under the Total Information Processing Support Services

(TIPSS-3) vehicle. With a combined value over $26 million, these task orders involve technology services such as network and systems management.

•	Department of Defense (DoD), TRICARE Management Activity. Under this 5-year, $14 million contract, SRA will deliver technical and analytical services to the Office of Business and Economic Analysis (BEA). For the past 13 years, the Company has supported the BEA in its management of the Military Health System.

•	United States Forest Service (USFS), NIST-800 Implementation. SRA will implement a new system to ensure USFS’s adherence to information security guidelines dictated by the National Institute of Standards and Technology under this 15-month, $10 million contract.

SRA was also awarded several multiple-award, indefinite delivery, indefinite quantity (ID/IQ) contracts in the December quarter. These wins do not contribute to the Company’s quarterly bookings figure, but they provide a solid foundation for future growth.

•	Department of Veterans Affairs (VA). SRA is a teammate of Perot Systems, one of three large businesses awarded this Blanket Purchase Agreement (BPA) by the VA. With a total ceiling value of $1 billion, the BPA will cover information technology services in support of the Veterans Health Information Systems and Technology Architecture.

In addition, as of December 31, 2006, the Company has approximately $1.4 billion of pending bids outstanding.

Other Highlights

FORTUNE® magazine selected SRA as one of the “100 Best Companies to Work For” for the eighth consecutive year. The list is based on an evaluation of the policies and culture of each company and the opinions of the company’s employees. SRA is the highest-ranked publicly traded firm in the Washington, DC area on this year’s list.

Forward Guidance

The Company is issuing initial guidance for the third and fourth quarters of fiscal year 2007 and updating its forward guidance for fiscal year 2007 provided on November 1, 2006. The table below represents management’s current expectations about the Company’s future financial performance, based on information available at this time. The forward guidance in the table below does not include any effect for acquisitions SRA might make in the future.

Measure	Quarter Ending March 31, 2007	Quarter Ending June 30, 2007	Fiscal Year Ending June 30, 2007
Revenue (in millions)	$310-$325	$325-$340	$1,260-$1,290
Diluted EPS	$0.25-$0.26	$0.26-$0.27	$1.06-$1.08
Diluted Share Equivalents (in millions)	58.5	59.0	58.5

On November 1, 2006, the company issued fiscal year 2007 revenue guidance of $1.330 to $1.370 billion and Diluted EPS guidance of $1.20 to $1.28. At its midpoints, the new guidance represents a 6% reduction in revenue and a 14% reduction in Diluted EPS from the guidance issued November 1.

About SRA International, Inc.

SRA is a leading provider of technology and strategic consulting services and solutions — including systems design, development, and integration; and outsourcing and managed services — to clients in national security, civil government, and health care and public health markets. The Company also delivers business solutions for contingency and disaster response planning, information assurance, business intelligence, environmental strategies, enterprise architecture, infrastructure management, and wireless integration.

FORTUNE® magazine has chosen SRA as one of the “100 Best Companies to Work For” for eight consecutive years. The Company’s 5,200 employees serve clients from its headquarters in Fairfax, Virginia, and offices across the country. For additional information on SRA, please visit www.sra.com.

Any statements in this press release about future expectations, plans, and prospects for SRA, including statements about the estimated value of the contract and work to be performed, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies, particularly within the U.S. Department of Defense, for substantially all of our revenue; our dependence on our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts to grow our business; our ability to attract and retain skilled employees; any reductions in or reallocations of the U.S. defense budget or the budgets for civil government agencies; and other factors discussed in our latest quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2006. In addition, the forward-looking statements included in this press release represent our views as of January 31, 2007. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to January 31, 2007.

Contacts

David Keffer Director, Investor Relations SRA International, Inc. (703) 502-7731 david_keffer@sra.com	Stephen Hughes Executive Vice President and CFO SRA International, Inc. (703) 227-8350 steve_hughes@sra.com

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	31-Dec-06	31-Dec-05	31-Dec-06	31-Dec-05
Revenue	$321,045	$305,313	$625,079	$586,008
Operating costs and expenses:
Cost of services	244,742	231,004	472,801	441,244
Selling, general and administrative	48,929	45,446	97,333	89,103
Depreciation and amortization	5,310	4,643	10,050	8,653

Total operating costs and expenses	298,981	281,093	580,184	539,000

Operating income	22,064	24,220	44,895	47,008
Interest income, net	1,471	1,037	3,314	1,770
Gain on sale of Mantas, Inc.	3,674	—	3,674	—

Income before taxes	27,209	25,257	51,883	48,778
Provision for income taxes	10,526	9,354	20,079	18,485

Net income	$16,683	$15,903	$31,804	$30,293

Earnings per share:
Basic	$0.30	$0.29	$0.57	$0.56

Diluted	$0.29	$0.28	$0.55	$0.53

Weighted-average shares:
Basic	56,221,091	54,809,608	56,101,361	54,536,713

Diluted	58,436,359	57,525,356	58,200,431	57,466,695

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands)

	As of
	12/31/06	6/30/06
Current assets:
Cash and cash equivalents	$130,499	$173,564
Short-term investments	70	9,834
Accounts receivable, net	291,392	266,160
Prepaid expenses and other	38,314	23,382
Deferred income taxes, current	1,984	4,839

Total current assets	462,259	477,779

Property and equipment, net	37,493	37,462

Other assets:
Goodwill	248,762	169,334
Identified intangibles, net	34,657	26,169
Deferred income taxes, noncurrent	5,778	3,462
Deferred compensation trust	8,103	7,768

Total other assets	297,300	206,733

Total assets	$797,052	$721,974

Current liabilities:
Accounts payable and accrued expenses	$124,980	$115,545
Accrued payroll and employee benefits	77,072	59,463
Billings in excess of revenue recognized	3,010	3,204

Total current liabilities	205,062	178,212

Long-term liabilities:
Other long-term liabilities	11,928	10,465

Total long-term liabilities	11,928	10,465

Total liabilities	216,990	188,677

Stockholders' equity	580,062	533,297

Total liabilities and stockholders' equity	$797,052	$721,974

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Six Months Ended
	12/31/06	12/31/05
Cash flows from operating activities:
Net income	$31,804	$30,293
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,050	8,653
Stock-based compensation	5,923	6,488
Deferred income taxes	539	(2,333)
Gain on sale of Mantas, Inc.	(3,674)	—
Working capital changes	(9,844)	(25,894)

Net cash provided by operating activities	34,798	17,207

Cash flows from investing activities:
Capital expenditures	(6,102)	(4,960)
Sales and maturities of investments	9,764	13,072
Acquisition of Galaxy Scientific Corporation, net of cash acquired	—	(95,645)
Acquisition of Spectrum Solutions Group, net of cash acquired	—	(8,802)
Acquisition of RABA Technologies, net of cash acquired	(94,237)	—
Proceeds from sale of Mantas, Inc.	3,674	—

Net cash used in investing activities	(86,901)	(96,335)

Cash flows from financing activities:
Issuance of common stock	5,976	6,401
Tax benefits of stock option exercises	3,106	7,078
Reissuance of treasury stock	—	2,266
Purchase of treasury stock	(44)	—

Net cash provided by financing activities	9,038	15,745

Net decrease in cash and cash equivalents	(43,065)	(63,383)
Cash and cash equivalents, beginning of period	173,564	162,973

Cash and cash equivalents, end of period	$130,499	$99,590

Supplemental disclosures of cash flow information:
Cash paid during the period:
Income taxes	$26,659	$17,596

Cash received during the period:
Interest	$3,297	$1,927

Income taxes	$370	$53

Pro Forma Condensed Consolidated Statement of Operations (Unaudited)

(in thousands, except share and per share amounts)

The Company has presented net income, as adjusted, to show the effect that the gain on the sale of Mantas, Inc. had on the Company’s earnings per share. The Company believes that these non-GAAP financial measures provide useful information to investors because they allow investors to compare the Company’s current performance to prior performance. These non-GAAP financial measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

	As Reported 3 months ended 31-Dec-06	Adjustments	Pro Forma 3 months ended 31-Dec-06
Revenue	$321,045	$—	$321,045

Operating costs and expenses:
Cost of services	244,742	—	244,742
Selling, general and administrative	48,929	—	48,929
Depreciation and amortization	5,310	—	5,310

Total operating costs and expenses	298,981	—	298,981

Operating income	22,064	—	22,064
Interest income, net	1,471	—	1,471
Gain on sale of Mantas, Inc.	3,674	(3,674)	—	[1]

Pro forma income before taxes	27,209	(3,674)	23,535

Pro forma provision for income taxes	10,526	(1,433)	9,093	[2]

Pro forma net income	$16,683	(2,241)	$14,442

Pro forma earnings per share:
Basic	$0.30	(0.04)	$0.26

Diluted	$0.29	(0.04)	$0.25

Pro forma weighted-average shares:
Basic	56,221,091	—	56,221,091

Diluted	58,436,359	—	58,436,359

[1]	Adjusted to eliminate the gain resulting from the sale of Mantas, Inc.
[2]	Adjusted to eliminate the tax effect of the adjustment described in Note 1 at the consolidated marginal tax rate of 39.0%.

Reconciliation Between Total Revenue Growth and Organic Revenue Growth (Unaudited)

(in thousands)

Organic revenue growth, as presented, measures revenue growth adjusted for the impact of acquisitions. The Company believes that this non-GAAP financial measure provides useful information because it allows investors to better assess the underlying growth rate of the Company's existing business. This non-GAAP financial measure should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

	Three Months Ended
	12/31/06	12/31/05	% Increase
Total Revenue, as reported	$321,045	$305,313	5.2%

Plus: Revenue from acquired companies for the comparable prior year period	—	11,670

Organic Revenue	$321,045	$316,983	1.3%